Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF 2013

SAN DIEGO, CA, JULY 26, 2013 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter ended June 29, 2013.

Second Quarter Results

DJOFL achieved net sales for the second quarter of 2013 of $294.7 million, reflecting growth of 3.1 percent, with net sales of $286.0 million for the second quarter of 2012. Net sales for the second quarter of 2013 were favorably impacted by $0.5 million related to changes in foreign currency exchange rates compared to the rates in effect in the second quarter of 2012. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the second quarter of 2013 increased 2.9 percent compared to net sales for the second quarter of 2012. The second quarters of 2013 and 2012 each had 64 shipping days.

For the second quarter of 2013, DJOFL reported a net loss attributable to DJOFL of $20.8 million, compared to a net loss of $20.2 million for the second quarter of 2012. As detailed in the attached financial tables, the results for the current and prior year second quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s amended senior secured

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credit facility and the indentures governing its 8.75% second priority senior secured notes, its 9.875% and 7.75% senior notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the second quarter of 2013 was $66.7 million, or 22.6 percent of net sales, reflecting a decrease of 3.9 percent compared with Adjusted EBITDA of $69.4 million, or 24.3 percent of net sales, for the second quarter of 2012.

For the twelve months ended June 29, 2013 (LTM), Adjusted EBITDA was $263.7 million, or 23.2 percent of LTM net sales of $1,138.3 million, including pre-acquisition Adjusted EBITDA and expected future cost savings aggregating $0.7 million related to the Company’s recent acquisition of Exos Corporation.

“We were pleased to see all of our business segments deliver strong growth in the second quarter, except for Recovery Sciences, which has been impacted by unfavorable market conditions and reimbursement hurdles. Excluding Recovery Sciences, aggregate net sales from our other business segments for the second quarter of 2013 increased by 7.4% compared to net sales for the second quarter of 2012.” said Mike Mogul, DJO’s president and chief executive officer. “I want to especially congratulate our Surgical Implant and International teams, for delivering strong constant currency growth in the second quarter of 2013 of 18.2% and 8.2%, respectively, compared to the prior year period. Our Recovery Sciences business continues to be impacted by Medicare’s 2012 non-coverage decision related to Transcutaneous Electrical Nerve Stimulation (“TENS”) for chronic low back pain (“CLBP”) and slower than expected market conditions for capital equipment purchasing, which is impacting our Chattanooga business.

“For the second quarter, Adjusted EBITDA contracted from the prior year amounts, due primarily to the impact of declining revenues in our Recovery Sciences segment, partly to the impact of the medical device excise tax, which became effective January 1, 2013, and partly to increased operating expense investments related to new product development and other revenue growth initiatives.

“We continue to be very pleased with the revenue growth contributed by our recent new product launches and other commercial initiatives. These successful growth initiatives have

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enabled our Bracing and Vascular, International and Surgical Implant segments to deliver growth rates that we believe are market leading. We are diligently focused on executing upcoming new product launches within our Recovery Sciences segment. We believe that the impact of those product launches, combined with reaching the anniversary date of Medicare’s noncoverage decision for TENS for CLBP late in the third quarter of 2013, will improve the sales results for this segment. This improvement, combined with continued strong performance from our other segments should permit us to report stronger revenue results and higher growth rates for the second half of 2013, which in turn should improve our Adjusted EBITDA results.”

Sales by Business Segment

In the first quarter of 2013, DJOFL reassigned certain product lines between its Bracing and Vascular and Recovery Sciences segments and revised the way it allocates costs among its segments. Segment information for all periods presented has been restated to reflect these changes.

Net sales for DJO’s Bracing and Vascular segment were $119.4 million in the second quarter of 2013, reflecting growth of 5.3%, compared to the second quarter of 2012, driven by strong contribution from the sales of new products and improving sales execution.

Net sales for DJO’s Recovery Sciences segment were $77.2 million in the second quarter of 2013, reflecting a contraction of 8.1%, compared to the second quarter of 2012, primarily due to the effects of the Medicare CLBP decision on the EMPI business unit and slow market conditions for capital equipment sold by the Chattanooga business unit.

Second quarter net sales within the International segment were $76.8 million, reflecting an increase in constant currency of 8.2% from the prior year period, excluding the impact of $0.5 million of favorable changes in foreign currency exchange rates from rates in effect in the second quarter of 2012. The strong international growth is being driven by increased penetration in certain geographies and the impact of sales of new products.

Net sales for the Surgical Implant segment were $21.4 million for the second quarter of 2013, reflecting an increase of 18.2% over net sales in the second quarter of 2012, driven by strong sales of each of the Company’s shoulder, knee and hip product lines.

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As of June 29, 2013, the Company had cash balances of $36.7 million and available liquidity of $71.0 million under its $100 million revolving line of credit.

Year-to-Date Results

DJOFL achieved net sales of $573.8 million for the six months ended June 29, 2013, reflecting growth of 1.6 percent compared to net sales of $564.9 million for the six months ended June 30, 2012. Net sales for the first six months of 2013 were favorably impacted by changes in foreign currency exchange rates aggregating $0.7 million compared to the rates in effect in the first six months of 2012. In constant currency, net sales for the first six months of 2013 increased by 1.5 percent compared to net sales for the first six months of 2012. The six months ended June 29, 2013 included 127 shipping days, one fewer than the six months ended June 30, 2012.

For the first six months of 2013, DJOFL reported a net loss attributable to DJOFL of $53.2 million, compared to a net loss attributable to DJOFL of $49.6 million for the first six months of 2012. As detailed in the attached financial tables, the results for the current and prior year six month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the first six months of 2013 was $126.5 million, or 22.0 percent of net sales, compared to Adjusted EBITDA of $134.5 million, or 23.8 percent of net sales, for the first six months of 2012.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 2:00 pm, Eastern Time today, July 26, 2013. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM, For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s

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business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$294,745	$285,977	$573,822	$564,924
Cost of sales (exclusive of amortization, see note 1)	118,962	111,802	228,601	220,037

Gross profit	175,783	174,175	345,221	344,887
Operating expenses:
Selling, general and administrative	117,774	114,225	235,609	231,882
Research and development	7,742	7,084	15,721	13,757
Amortization of intangible assets	23,844	24,505	47,675	49,018

	149,360	145,814	299,005	294,657

Operating income	26,423	28,361	46,216	50,230

Other (expense) income:
Interest expense	(44,125)	(46,417)	(89,570)	(88,488)
Interest income	52	72	88	105
Loss on modification and extinguishment of debt	—	(90)	(1,059)	(9,398)
Other (expense) income, net	(788)	(1,761)	(1,405)	1,061

	(44,861)	(48,196)	(91,946)	(96,720)

Loss before income taxes	(18,438)	(19,835)	(45,730)	(46,490)
Income tax provision	(2,204)	(87)	(7,038)	(2,475)

Net loss	(20,642)	(19,922)	(52,768)	(48,965)
Net income attributable to non-controlling interests	(172)	(276)	(410)	(587)

Net loss attributable to DJO Finance LLC	$(20,814)	$(20,198)	$(53,178)	$(49,552)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $8,771 and $17,559 for the three and six months ended June 29, 2013 and $9,839 and $19,676 for the three and six months ended June 30, 2012, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 29, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$36,697	$31,223
Accounts receivable, net	179,951	166,742
Inventories, net	144,221	156,315
Deferred tax assets, net	33,283	33,283
Prepaid expenses and other current assets	18,346	18,073

Total current assets	412,498	405,636
Property and equipment, net	104,637	107,035
Goodwill	1,247,729	1,249,305
Intangible assets, net	1,009,537	1,055,531
Other assets	42,628	45,216

Total assets	$2,817,029	$2,862,723

Liabilities and Equity
Current liabilities:
Accounts payable	$52,535	$54,294
Accrued interest	29,929	31,653
Current portion of debt and capital lease obligations	8,620	8,858
Other current liabilities	90,103	93,640

Total current liabilities	181,187	188,445
Long-term debt and capital lease obligations	2,246,132	2,223,816
Deferred tax liabilities, net	243,277	241,202
Other long-term liabilities	16,348	24,850

Total liabilities	2,686,944	2,678,313

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	840,487	839,234
Accumulated deficit	(711,604)	(658,426)
Accumulated other comprehensive income	(1,492)	1,284

Total membership equity	127,391	182,092
Noncontrolling interests	2,694	2,318

Total equity	130,085	184,410

Total liabilities and equity	$2,817,029	$2,862,723

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales:
Bracing and Vascular	$119,368	$113,394	$227,508	$219,238
Recovery Sciences	77,238	84,025	152,759	167,735
Surgical Implant	21,382	18,093	42,865	35,973
International	76,757	70,465	150,690	141,978

	$294,745	$285,977	$573,822	$564,924

Gross Profit:
Bracing and Vascular	$60,979	$58,214	$116,656	$113,404
Recovery Sciences	57,952	63,160	114,870	125,949
Surgical Implant	15,384	13,530	31,086	27,188
International	43,049	39,985	84,984	79,881
Expenses not allocated to segments and eliminations	(1,581)	(714)	(2,375)	(1,535)

	$175,783	$174,175	$345,221	$344,887

Operating Income:
Bracing and Vascular	$22,886	$22,849	$40,405	$43,145
Recovery Sciences	20,216	22,861	38,413	43,107
Surgical Implant	2,506	1,577	4,390	3,313
International	14,674	14,048	30,615	28,994
Expenses not allocated to segments and eliminations	(33,859)	(32,974)	(67,607)	(68,329)

	$26,423	$28,361	$46,216	$50,230

In the first quarter of 2013, DJOFL reassigned certain product lines between its Bracing and Vascular and Recovery Sciences segments and revised the way it allocates costs among its segments. Segment information for all periods presented has been restated to reflect these changes.

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DJO Finance LLC

Adjusted EBITDA

For the Three and Six Months Ended June 29, 2013 and June 30, 2012

(unaudited)

Our Amended Senior Secured Credit Facility, consisting of a $857.7 million term loan and a $100.0 million revolving credit facility, under which $29.0 million was outstanding as of June 29, 2013, and the Indentures governing our $330.0 million of 8.75% second priority senior secured notes, $440.0 million of 9.875% senior notes, $300.0 million of 7.75% senior notes, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facility, we are required to maintain specified first lien net leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facility. Any acceleration under the Amended Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facility and the Indentures governing our 8.75% second priority senior secured notes, 9.875% senior notes, 7.75% senior notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Six Months Ended		Twelve Months Ended June 29, 2013
(In thousands)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net loss attributable to DJO Finance LLC	$(20,814)	$(20,198)	$(53,178)	$(49,552)	$(122,776)
Interest expense, net	44,073	46,345	89,482	88,383	183,953
Income tax provision	2,204	87	7,038	2,475	(341)
Depreciation and amortization	31,454	32,169	63,025	64,007	126,477
Non-cash charges (a)	1,105	1,794	2,075	2,638	10,179
Non-recurring and integration charges (b)	5,891	5,257	11,569	13,976	30,177
Other adjustment items, before adjustments applicable for the twelve month periods only (c)	2,777	3,946	6,507	12,537	35,371

Adjusted EBITDA before other adjustment items applicable for the twelve month periods only					263,040

Other adjustment items applicable for the twelve month periods only (d):
Pre-acquisition Adjusted EBITDA					582
Future cost savings related to recent acquisitions					125

Adjusted EBITDA	$66,690	$69,400	$126,518	$134,464	$263,747

(a)	Non-cash charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 29, 2013
(In thousands)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Stock compensation expense	$690	$1,395	$1,254	$2,253	$1,340
Impairment of goodwill and intangible assets	—	—	—	—	7,397
Impairment of fixed assets and assets held for sale	—	380	—	380	595
(Gain) loss on disposal of assets, net	(13)	19	(2)	5	24
Purchase accounting adjustments	428	—	823	—	823

Total non-cash charges	$1,105	$1,794	$2,075	$2,638	$10,179

(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 29, 2013
(In thousands)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Integration charges:
Commercial and global business unit reorganization and integration	$1,490	$1,425	$2,739	$3,353	$6,411
Acquisition related expenses and integration (1)	682	466	1,238	932	3,350
CEO transition	—	—	—	183	—
Litigation and regulatory costs and settlements, net (2)	2,722	912	4,460	2,825	14,217
Other non-recurring items	257	1,087	1,511	2,044	3,572
Automation projects	740	1,367	1,621	4,639	2,627

Total non-recurring and integration charges	$5,891	$5,257	$11,569	$13,976	$30,177

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(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.

(2)	For the twelve months ended June 29, 2013, litigation and regulatory costs consisted of $2.8 million of estimated costs to complete a post-market surveillance study required by the FDA related to our discontinued metal-on-metal hip implant products, $5.7 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products, a $1.3 million judgment related to a French litigation matter we intend to appeal and $4.4 million related to other litigation and regulatory costs and settlements.

(c)	Other adjustment items are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 29, 2013
(In thousands)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Blackstone monitoring fees	$1,750	$1,750	$3,500	$3,500	$7,000
Non-controlling interests	172	275	410	586	605
Loss on modification and extinguishment of debt (1)	—	90	1,059	9,398	28,550
Other (2)	855	1,831	1,538	(947)	(784)

Total other adjustment items	$2,777	$3,946	$6,507	$12,537	$35,371

(1)	Loss on modification and extinguishment of debt for the six months ending June 29, 2013 consists of $0.9 million in arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.2 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with term loans which were extinguished. Loss on modification and extinguishment of debt for the twelve months ending June 29, 2013 consists of the preceding amounts and $17.2 million in premiums related to the repurchase or redemption of our 10.875% Senior Secured Notes (“10.875% Notes”), $12.7 million related to the non-cash write off of unamortized debt issuance costs related to the 10.875% Notes and $0.1 million in legal and other fees, net of $2.5 million related to the non-cash write off of unamortized original issue premium associated with the 10.875% Notes. Loss on modification and extinguishment of debt for the six months ending June 29, 2012 consists of $8.6 million of arrangement and amendment fees and other fees and expenses incurred in connection with the March 2012 amendment of our Senior Secured Credit Facility and $0.8 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with a portion of our term loans which were extinguished.

(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Other adjustment items applicable for the twelve month period include future cost savings and pre-acquisition EBITDA for the twelve months ended June 29, 2013 related to the acquisition of Exos Corporation.

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